June 30

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2023 (April 26, 2023)

ARCBEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8401 McClure Drive Fort Smith, Arkansas (Address of principal executive offices)		72916 (Zip Code)

Registrant’s telephone number, including area code: (479) 785-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 Par Value	ARCB	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

ITEM 5.07 – SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On May 2, 2023, ArcBest Corporation (the “Company”) filed a Current Report on Form 8-K (the “Initial Report”) disclosing the voting results for the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”). In the Initial Report, the Company disclosed that Eduardo F. Conrado was re-elected to the Company’s Board of Directors (the “Board”) by a plurality of the votes cast but received less than a majority of votes cast in connection with his election. Accordingly, pursuant to the resignation policy set forth in the Company’s bylaws, Mr. Conrado tendered his conditional resignation as a director to the Board. In accordance with the bylaws, the Nominating/Corporate Governance Committee of the Board (the “Committee”) is required to consider the resignation and recommend to the Board whether to accept or reject the conditional resignation, and the Board is required to act on such resignation, taking into account the Committee’s recommendation, within 90 days following the certification of the election results.

This Form 8-K/A is being filed solely to disclose the Board’s decision to reject Mr. Conrado’s conditional resignation, and this Form 8-K/A does not otherwise modify or update any disclosure contained in the Initial Report.

The Committee considered Mr. Conrado’s conditional resignation and recommended that the Board reject his conditional resignation. Mr. Conrado did not participate in the deliberations regarding his conditional resignation. In making this determination, the Committee considered all factors believed relevant including, without limitation, the following:

●	Prior year re-election results (during his tenure, Mr. Conrado has never failed to receive the affirmative vote of at least 98% of votes cast);
●	Mr. Conrado’s attendance and contributions at meetings of the Board and the committees on which he has served;
●	Mr. Conrado’s qualifications to serve as a member of the Board; and
●	The composition, needs and makeup of the Board, including the mix of talent, skill and experience represented and the difficulty of replacing Mr. Conrado.

In addition, the Committee considered the events that led to Mr. Conrado’s conditional resignation. As previously reported and based on stockholder outreach, the Company believes that Mr. Conrado receiving the support of less than a majority of votes cast for his election was not related to his performance, but rather was related to proxy advisory firm recommendations regarding certain bylaw provisions adopted by the Company in October 2022. In response to the bylaw amendments, such advisory firms recommended stockholders vote, and certain institutional investors voted, against Mr. Conrado’s re-election based on his position as chair of the Committee.

After considering all relevant factors, the Committee discussed its recommendation with the full Board. After consideration, the Board determined that the resignation of Mr. Conrado would be detrimental to, and not in the best interests of, the Company and its stockholders. The Board unanimously voted on July 25, 2023, to decline Mr. Conrado’s conditional resignation. Accordingly, Mr. Conrado will continue to serve as a director of the Company until the Company’s 2024 annual meeting of stockholders or until Mr. Conrado’s successor is duly elected and qualified or his earlier death, resignation or removal.

The Board is mindful of the results of the Annual Meeting with respect to Mr. Conrado’s election and intends to review our bylaws, and the Company will engage further with proxy advisory firms and our institutional investors to review the bylaws and re-affirm our commitment to the evolving corporate governance standards sought by such parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCBEST CORPORATION

(Registrant)

Date:	July 26, 2023	/s/ Michael R. Johns
Michael R. Johns
Chief Legal Officer
and Corporate Secretary